Exhibit 12


                  CAROLINA TELEPHONE AND TELEGRAPH COMPANY
	            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
			                      (Thousands of Dollars)


			                            	Three Months Ending    Nine Months Ending
			                            	   September 30,          September 30,
                            				-------------------    ------------------
				                                 (Unaudited)           (Unaudited)

		                           		    1996       1995       1996      1995
				                               ----       ----       ----      ----
Income before extraordinary
   item                         $ 29,963   $ 29,593   $ 92,493  $ 76,083

Capitalized interest                 881       (230)      (168)     (345)

Income tax provision              19,161     16,405     56,716    45,276
                            				--------   --------   --------  --------

Subtotal                          50,005     45,768    149,041   121,014

Fixed charges
   Interest charges                5,151      6,109     16,493    17,464
   Interest factor of operating
     rents                           547        531      1,691     1,686
                            				--------   --------   --------  --------
Total fixed charges                5,698      6,640     18,184    19,150
			                            	--------   --------   --------  --------

Earnings, as adjusted           $ 55,703   $ 52,408   $167,225  $140,164
                             			========   ========   ========  ========

Ratio of earnings to fixed
   charges                          9.78       7.89       9.20      7.32
                            				========   ========   ========  ========














NOTE: The above ratios have been computed by dividing fixed charges into the sum of (a) income before extraordinary item less capitalized interest included in income, (b) income taxes, and (c) fixed charges. Fixed charges consist of interest on all indebtedness (including amortization of debt issuance expenses) and the interest component of operating rents.
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